Exhibit 16

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

April 16, 1999

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

         We have read the two paragraphs of Item 4(a) included in the Form 8-K dated April 16, 1999 of Outboard Marine Corporation (the "Company") to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


ARTHUR ANDERSEN LLP

cc:  Mr. Andrew P. Hines,
      Executive Vice President and
      Chief Financial Officer
      Outboard Marine Corporation